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                                                                  EXHIBIT 3.2(B)

                            CERTIFICATE OF AMENDMENT
                                  OF BYLAWS OF
                            MICRO LINEAR CORPORATION

        The undersigned, being the Secretary of Micro Linear Corporation, a Delaware Corporation, hereby certifies that Article III, Section 3.2 of the Bylaws of this Corporation was amended effective June 7, 2002 by the Board of Directors of the Corporation to provide in its entirety as follows:

        "3.2   NUMBER AND TERM OF OFFICE

               The authorized number of directors shall be six (6) until changed by a bylaw amending this Section 3.2, duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote, or by resolution of a majority of the members of the board of directors.

               No reduction of the authorized number of directors shall have the effect of removing any director before that director's term of office expires.

               Directors shall be elected at each annual meeting of stockholders, to hold office until the next annual meeting. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected and qualified."

Dated:  June 7, 2002

                                            /s/ Jorge del Calvo
                                            -----------------------------------
                                            Jorge del Calvo
                                            Secretary